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                                                                EXHIBIT 3.1


                          SECOND AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                      NORTHWESTERN STEEL AND WIRE COMPANY


ARTICLE ONE:        The name under which the Corporation was originally
(amended)           incorporated was:

                      NORTH WESTERN BARB WIRE COMPANY

                    The corporation was incorporated on March 20, 1879.

                    The name of the Corporation was changed, on June 11, 1947, to:

                      NORTHWESTERN STEEL AND WIRE COMPANY

ARTICLE TWO:        The name and address of the registered agent and his
(amended)           registered office is:

                      Registered Agent:  E. G. Maris
                      Registered Office: 121 Wallace Street
                                         Sterling, IL 61081-3558

ARTICLE THREE:      The purpose for which the Corporation is organized is to
(amended)           transact any or all lawful businesses for which
                    corporations may be incorporated under the Business
                    Corporation Act of 1983.

ARTICLE FOUR:       The authorized shares of the Corporation are 26,000,000
(amended)           shares, consisting of (i) 25,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share. Subject to the provisions of the following sentence, the Board of Directors, at any time and from time to time, is expressly vested with, and shall have, the full power and authority:
                    (1) to fix by resolution one or more series of shares within the Preferred Stock, par value $1.00 per share, which series may have variations as to the rights and preferences relative to the rate of dividend, the price at and terms and conditions on which shares may be redeemed, the amount payable upon shares in the event of involuntary liquidations, the amount payable upon shares in the event of voluntary


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                    liquidation, sinking fund provisions for the redemption or purchase of shares, the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and the limitation or denial of voting rights or the grant of special voting rights, and which shall be issued under such terms and conditions and in such form and manner as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to this authority and without further authorization from the shareholders; and (2) to cause shares of any authorized series to be issued for any consideration permitted by law.

ARTICLE FIVE:       Effective upon the filing of these Second Amended and
(amended)           Restated Articles of Incorporation with the Secretary of
                    State of Illinois and the issuance of a certificate of amendment by the Secretary of State with respect thereto, the Corporation's Class A Common Shares, $.01 par value per share, and Class B Common Shares, $.01 par value per share, shall be reclassified as a single class of Common Stock, $.01 par value, and each Class A Common Share (or fractional share thereof) and each Class B Common Share (or fractional share thereof) shall, automatically and without any action on the part of any holder thereof, be reclassified into one share of Common Stock (or an equal fractional share thereof in the case of fractional shares). Until surrendered to the Corporation in exchange for certificates representing Common
                    Stock, each certificate formerly representing Class A Common
                    Shares or Class B Common Shares shall be deemed for all corporate purposes to represent an equal number of shares of Common Stock. Giving effect to such reclassification, the number of shares issued by the Corporation, and the consideration received therefor, as of the date of these Second Amended and


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                    Restated Articles of Incorporation are as follows:

                                  Par Value     Number of        Consideration
                       Class      Per Share   Shares Issued    Received Therefor
                       -----      ---------   --------------   -----------------
                    Common Stock    $0.01     7,653,577.7400      $36,265,555

ARTICLE SIX:        No class of shares of the Corporation shall have any
(amended)           pre-emptive or preferential right to subscribe to or
                    purchase any shares of any class of the Corporation whether now or hereafter authorized, or whether the same shall be new or additional shares or shares or securities of any kind convertible into, or evidencing or carrying the right to purchase shares of the Corporation of any class now or hereafter issued or sold or authorized whether the same shall be issued for cash, services, property or otherwise, nor any right to subscribe to or purchase any thereof other than such thereof, if any, as the Board of Directors may in its discretion from time to time determine, and at such price or prices as the Board of Directors may from time to time fix and determine and as may be permitted by law. This
                    Article Six shall not affect the enforceability of any contract entered into by the Corporation with any other party or parties permitting such party or parties to subscribe for any shares of the Corporation.

ARTICLE SEVEN:      The affirmative vote of the holders of a majority of the
(restated)          outstanding shares of the Corporation entitled to vote
                    thereon shall be required to approve a proposed plan of merger, consolidation or exchange in accordance with Section
                    11.20 of the Business Corporation Act of 1983.

ARTICLE EIGHT:      Shareholders of the Corporation shall not have cumulative
(amended)           voting rights in any circumstance.

ARTICLE NINE:       The duration of this Corporation shall be perpetual.
(restated)


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ARTICLE TEN:        The number of directors of the Corporation shall be fixed by
(restated)          the By-Laws of the Corporation as in effect from time to
                    time.

ARTICLE ELEVEN:     Any amendment to these Articles of Incorporation shall
(restated)          require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such amendment.



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